Exhiit 99.1

Medifast, Inc. Announces First Quarter 2020 Financial Results

BALTIMORE, May 5, 2020 /PRNewswire/ -- Medifast (NYSE: MED), the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights Compared to Prior-Year Period

  Revenue increased 7.6% to $178.5 million
  19.9% growth in active earning OPTAVIA Coaches to 32,600
  Net income decreased 11.0% to $18.5 million
  Non-GAAP adjusted net income increased 10.2% to $22.9 million
  Earnings per diluted share ("EPS") of $1.56, a decrease of 8.2%
  Non-GAAP adjusted earnings per diluted share of $1.93, a 13.5% increase
  Declared a quarterly cash dividend of $13.4 million, or $1.13 per share payable on May 6, 2020, an increase of over 50% compared to the prior-year period
  Strong financial position with $105.3 million of cash, cash equivalents and investment securities with no debt.

"We had a strong start to the year, with revenue and EPS exceeding guidance driven by a record number of active earning OPTAVIA coaches. Our performance demonstrates the compelling fundamentals of our business, and the resonance of our products and services with Coaches and Clients in the United States and increasingly around the world. We have a highly attractive financial model and a strong balance sheet that positions the Company for long-term growth, and we are seeing encouraging trends as our community of independent OPTAVIA Coaches adapts to new ways of working and interacting with their clients. Our organization has reacted well to the challenges of the global COVID-19 pandemic and we've made adjustments to our planned programs to reflect the new operating environment. While the full impact of the pandemic is unpredictable and difficult to forecast, we feel highly confident in our ability to drive demand and deliver effectively for our OPTAVIA Coaches and their clients," said Dan Chard, Chief Executive Officer of Medifast.

First Quarter 2020 Results

First quarter revenue increased 7.6% to $178.5 million from revenue of $165.9 million for the first quarter of 2019. OPTAVIA-branded products represented 79% of consumable units sold for the first quarter compared to 73% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased 19.9% to 32,600, compared to 27,200 for the first quarter of 2019. The average revenue per active earning OPTAVIA Coach decreased 8.3% to $5,333 compared to $5,817 for the first quarter last year.

Gross profit increased 8.1% to $135.2 million from $125.1 million for the first quarter of 2019. The Company's gross profit as a percentage of revenue increased 40 basis points year-over-year to 75.8% from 75.4%, which was the result of our price increase taken mid-year 2019 coupled with a reduction of sales discounts realized during the first quarter of 2020 as compared to a year ago.

Selling, general and administrative expenses ("SG&A") increased $11.3 million to $111.7 million compared to $100.4 million for the first quarter of 2019, primarily due to higher OPTAVIA commission expense, incremental professional service costs in connection with the Schedule 13D filing, increased salaries and benefits and severance. SG&A as a percentage of revenue increased 210 basis points year-over-year to 62.6% of revenue. Non-GAAP adjusted SG&A increased $5.7 million to $106.1 million and Non-GAAP adjusted SG&A as a percentage of revenue decreased 100 basis points year-over-year to 59.5%. Non-GAAP adjusted SG&A excludes expenses in connection with the Schedule 13D filing of $4.6 million and severance costs of $1.0 million resulting from organizational change with the Company's CFO.

Income from operations decreased $1.2 million to $23.5 million from $24.7 million in the prior-year period as increased gross profit was offset by increased SG&A. Income from operations as a percentage of revenue was 13.2% for the quarter, a decrease of 170 basis points from the year-ago period. Non-GAAP adjusted income from operations increased $4.4 million to $29.1 million. Non-GAAP adjusted income from operations as a percentage of revenue was 16.3%, an increase of 140 basis points from the year-ago period.

The effective tax rate was 21.8% for the first quarter of 2020 compared to a 17.1% expense in the year-ago period. The increase in the first quarter effective tax rate primarily reflects the impact of an increase in the state tax rate and a decrease in tax benefit of stock compensation.

First quarter net income was $18.5 million, or $1.56 per diluted share, based on approximately 11.8 million shares outstanding. Non-GAAP adjusted net income was $22.9 million, or $1.93 per diluted share. First quarter 2019 net income was $20.8 million, or $1.70 per diluted share, based on approximately 12.2 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with cash, cash equivalents, and investment securities of $105.3 million as of March 31, 2020 compared to $92.7 million at December 31, 2019. The Company remains free of interest-bearing debt.

The Company declared a quarterly cash dividend of $13.4 million, or $1.13 per share that is payable on May 6, 2020. The Company did not repurchase any shares during the first quarter of 2020. There are approximately 2,369,000 shares of common stock remaining under the Company's share repurchase program. Medifast expects to maintain a program of paying dividends on a quarterly basis.

Outlook

The Company cannot reasonably estimate the extent and duration of the business and macroeconomic impacts, and related financial impacts to the Company, from the COVID-19 pandemic. The Company intends to update its guidance for full year 2020 when it can reasonably estimate the impact.

Conference Call Information

The conference call is scheduled for today, Tuesday, May 5, 2020 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through May 19, 2020. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, May 5, 2020, through May 12, 2020. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10143084.

About Medifast®:

Medifast (NYSE: MED) is the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients to develop holistic healthy habits through products and clinically proven plans, the Habits of Health® Transformational System and comprehensive support from a community of like-minded people. In 2019, Medifast expanded the OPTAVIA movement globally, beginning with the Asia-Pacific region. Medifast is traded on the New York Stock Exchange and was named to Fortune's 100 Fastest-Growing Companies list in 2019 and Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

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Financial Disclaimer

OPTAVIA makes no guarantee of financial success. Success with OPTAVIA results from successful sales efforts, which require hard work, diligence, skill, persistence, competence, and leadership. Please see the OPTAVIA Income Disclosure Statement (bit.ly/idsOPTAVIA) for statistics on actual earnings of Coaches.

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of the COVID-19 pandemic on Medifast's results, Medifast's inability to attract and retain independent OPTAVIA Coaches and clients, Medifast's inability to prevent the use of stolen identities and credit cards outside of the Company's systems to transact business on the Company's e-commerce sites, increases in competition, litigation, regulatory changes, the severity, length and ultimate impact of COVID-19 on people and economies, and Medifast's planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended March 31,
	2020	2019

Revenue	$178,461	$165,876
Cost of sales	43,221	40,729
Gross profit	135,240	125,147

Selling, general, and administrative	111,707	100,432

Income from operations	23,533	24,715

Other income (expense)
Interest income, net	110	312
Other expense	(19)	(6)
	91	306

Income from operations before income taxes	23,624	25,021

Provision for income taxes	5,147	4,271

Net income	$18,477	$20,750

Earnings per share - basic	$1.57	$1.75

Earnings per share - diluted	$1.56	$1.70

Weighted average shares outstanding -
Basic	11,772	11,880
Diluted	11,824	12,240

Cash dividends declared per share	$1.13	$0.75

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	March 31,	December 31,
	2020	2019

ASSETS
Current Assets
Cash and cash equivalents	$90,670	$76,974
Accounts receivable-net of doubtful accounts of $112 and $235 at
March 31, 2020 and December 31, 2019, respectively	390	1,437
Inventories	47,883	48,771
Investment securities	14,593	15,704
Income taxes, prepaid	193	5,169
Prepaid expenses and other current assets	7,493	6,096
Total current assets	161,222	154,151

Property, plant and equipment - net of accumulated depreciation	25,324	26,039
Right-of-use assets	12,146	12,803
Other assets	2,181	353
Deferred tax assets	1,270	1,307

TOTAL ASSETS	$202,143	$194,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$78,586	$76,220
Current lease obligations	3,233	3,168
Total current liabilities	81,819	79,388

Lease obligations, less current lease obligations	9,575	10,433
Total liabilities	91,394	89,821

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,785 and 12,272 issued and 11,781 and 11,764 outstanding
at March 31, 2020 and December 31, 2019, respectively	12	12
Additional paid-in capital	494	-
Accumulated other comprehensive income	70	25
Retained earnings	110,173	168,788
Less: Treasury stock at cost, 0 and 489 shares at March 31, 2020 and December 31, 2019, respectively	-	(63,993)
Total stockholders' equity	110,749	104,832

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$202,143	$194,653

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results as determined by US GAAP ("GAAP"), we disclose various non-GAAP financial measures in our quarterly earnings press release and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: SG&A, income from operations, net income and diluted earnings per share. Each of these as adjusted financial measures excludes the impact of certain amounts as further identified below and have not been calculated in accordance with GAAP. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.

We use these non-GAAP financial measures internally to evaluate and manage the Company's operations because we believe they provide useful supplemental information regarding the Company's on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following tables reconcile the non-GAAP financial measures included in this report (in thousands):

MEDIFAST, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended March 31,
	2020	2019

Selling, general, and administrative	$111,707	$100,432
Adjustments
Professional services for 13D Filing	4,608	-
Incremental severance costs	998	-
Adjusted selling, general, and administrative	$106,101	$100,432

Income from operations	$23,533	$24,715
Adjustments
Professional services for 13D Filing	4,608	-
Incremental severance costs	998	-
Adjusted income from operations	$29,139	$24,715

Net income	$18,477	$20,750
Adjustments, net of tax
Professional services for 13D Filing	3,604	-
Incremental severance costs	781	-
Adjusted net income	$22,862	$20,750

Diluted earnings per share(1)	$1.56	$1.70
Impact for adjustments(1)	0.37	-
Adjusted diluted earnings per share(1)	$1.93	$1.70

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

CONTACT: Investor Contact: ICR, Inc., Scott Van Winkle, scott.vanwinkle@icrinc.com, (617) 956-6736